Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS;
QUARTERLY DIVIDEND DECLARED

PITTSBURGH, August 8, 2007 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) today announced financial results for second quarter 2007, along with the Board of Directors’ declaration of a quarterly dividend of 6.0 percent annualized. Net income for the quarter ended June 30, 2007, was $52.1 million; for the six months ended June 30, 2007, net income increased to $105.9 million.

Balance Sheet Highlights
Total loans to members (traditionally called advances) increased $6.6 billion, or 13.3%, to $55.9 billion at June 30, 2007, compared to $49.3 billion at December 31, 2006. Although the total loans to members portfolio continued to be weighted heavily in mid- and long-term advances, short-term portfolio balances, including overnight loans, were the primary driver of increased advance balances at the end of the second quarter. Nonetheless, average loans to members in both quarter-over-quarter and year-to-date comparisons were relatively flat to those of the prior year.

“Our second quarter performance is stronger than anticipated, primarily due to unexpected borrowing activity by several large members,” said John R. Price, president and CEO. “It appears that the general widening of credit spreads in the capital markets has made our borrowing terms more attractive, reminding us how significantly market forces influence our business.”

Net mortgage loans held for portfolio decreased $0.5 billion, or 6.1%, to $6.5 billion, down from $7.0 billion at December 31, 2006. The level of mortgages available to be purchased from members has been down, primarily due to the charter consolidation of what was previously the largest participant in the Bank’s mortgage program. Activity from other participants has not been able to keep pace with run-off in the portfolio, resulting in a continued decline in the overall portfolio.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Second Quarter 2007 Results – page two

At June 30, 2007, total assets were $82.2 billion, an increase of $4.8 billion, or 6.2%, from $77.4 billion at December 31, 2006. Total capital at June 30, 2007, was $3.7 billion, an increase of $0.1 billion, or 3.1%, from $3.6 billion at December 31, 2006. Retained earnings were $265.4 million at June 30, 2007, an increase of $10.6 million, or 4.2%, from a balance of $254.8 million at December 31, 2006.

Operating Results
Net income for the quarter ended June 30, 2007, was $52.1 million, a decrease of $1.8 million, or 3.3%, compared to $53.9 million for the quarter ended June 30, 2006. The earnings decrease was primarily due to fair value adjustments, which are unrealized but are required to be recorded on derivatives and hedging activities. These fair value adjustments resulted in $1.7 million in unrealized losses during second quarter 2007 as compared with $403.0 thousand in unrealized gains in second quarter 2006. Nearly all of the Bank’s derivatives and hedged instruments are held to maturity, call or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. FHLBank’s return on average capital increased slightly, to 6.29% in second quarter 2007, compared to 6.27% in second quarter 2006. A decline in average capital more than offset lower net income. Second quarter 2007 net income resulted in earnings per share of $1.70, compared to $1.68 in the same period in 2006. These operating results enabled FHLBank Pittsburgh to set aside $5.8 million for affordable housing programs next year, a decrease of 3.5% from $6.0 million set aside in the same period in 2006.

Net income for the six months ended June 30, 2007, was $105.9 million, compared to $103.6 million for the same period in 2006, an increase of $2.3 million, or 2.2%. Return on average capital for the six months ended June 30, 2007, was 6.38% compared to 6.31% in the year-ago period. Earnings per share for the six months ended June 30, 2007 was $3.43, compared to $3.35 for the six months ended June 30, 2006. Year-to-date 2007, FHLBank has set aside $11.8 million for affordable housing programs next year, compared to $11.6 million set aside in the same six-month period in 2006.

Dividend Announcement
Based on second quarter 2007 results, the Board of Directors declared a quarterly dividend of 6.0 percent annualized. The dividend will be calculated on stockholders’ average balances during the period
April 1, 2007 to June 30, 2007, and will be credited to stockholders’ accounts on Friday, August 24, 2007.

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FHLBank Pittsburgh Reports Second Quarter 2007 Results – page three

Detailed financial information is available in FHLBank Pittsburgh’s second quarter 2007 Form 10-Q filing and 2006 Form 10-K, as amended, which can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At June 30, 2007, it had 335 members in its district of Delaware, Pennsylvania and West Virginia and approximately $82 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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